Q3 FISCAL 2014 PREPARED REMARKS

Focus on delivering shareholder value
Consistent with our goal of enhancing value for our stakeholders through a combination of solid strategic positioning within the markets we serve and improving financial performance, we continue to target non-GAAP operating margin of 28% to 30% by FY’17. We anticipate achieving our longer-term goals through a mix of measures including: (1) increasing non-GAAP services gross margin toward our longer-term goal of 20%; (2) further expanding our services partner ecosystem; (3) enhancing sales force productivity and efficiency; (4) implementing solutions that require shorter sales cycles and less services; (5) continued vigilance on cost control; and (6) driving revenue growth across our existing markets while capitalizing on new opportunities, such as the trend toward smart, connected products and the Internet of Things.

Our financial targets are shown in the table below. Our FY’17 long term revenue growth target represents our “timeless growth model,” which assumes a stable, healthy macroeconomic environment, that we grow at or greater than the growth rates of the markets we participate in (detailed on the next page), as well as 2% to 4% of acquisition-related growth.

PTC Non-GAAP Financial Targets

PTC Markets

PTC is focused on the following six markets: Computer Aided Design (CAD), Product Lifecycle Management (PLM), Application Lifecycle Management (ALM), Supply Chain Management (SCM), Services Lifecycle Management (SLM), and the Internet of Things (IoT). We characterize the markets in which we participate with a graphic depicting PTC’s addressable market with market size and growth estimates.

•	CAD: PTC Creo® and PTC Mathcad®
•	Extended PLM: PTC Windchill®, PTC Integrity TM, and SCM solutions
•	SLM: PTC Arbortext® and PTC Servigistics®
•	IoT: ThingWorx
(ThingWorx results are included in our SLM results)

Outlook based on comprehensive planning methodology
We rely on a number of factors to set our internal plan and financial guidance including: (1) sales pipeline coverage data; (2) input from field sales; (3) large deal trends; (4) market and vertical industry analysis; and (5) macroeconomic factors (which correlate to portions of our business).

PTC Q4 and FY’14 Outlook
Our guidance for Q4 and FY’14 is shown in the table below. Please note that this includes approximately $5 million in Q4’14 revenue contribution from Atego, which closed on July 1, 2014, but excludes any impact from the Axeda acquisition which we expect to close during Q4’14.

Q4 and FY’14 Guidance Table

Preliminary Directional Color on FY’15
We are in the midst of our annual planning process, and will be providing formal FY’15 guidance in conjunction with our Q4 earnings release later this year. However, we are providing some directional insight into our next fiscal year. Assuming a stable macroeconomic environment and no significant currency fluctuations, we are currently targeting non-GAAP EPS growth in the low to mid teens, with total revenue growth in the low to mid single digit range, including Atego and Axeda (once acquired). We expect a favorable revenue mix shift with low double digit license growth, flat growth in services, and low to mid single digit growth in our support business. This is based on the size and strength of our pipeline reflecting increasing customer interest in our solutions, coupled with our initiatives and commitment to enhancing profitability. Finally, we expect our non-GAAP tax rate to be approximately 22% in FY’15 and beyond.

Supplemental Information
We provide non-GAAP supplemental information to our GAAP information. A reconciliation between GAAP results and non-GAAP information and PTC's reasons for providing this information are at the end of this document.

Q3 FY’14 - Key Points
1)
Our Q3 non-GAAP EPS of $0.53 was up 19% year over year, above our guidance range driven by a good mix of revenue, a lower tax rate, and cost controls in the core business, offset by investments in our Internet of Things business. Q3 non-GAAP EPS was up 14% year over year on a constant currency basis.

2)	Total Q3 revenue of $336.6 million was up 7% over Q3’13 non-GAAP revenue (up 5% year over year on a constant currency basis) and was near the high end of our guidance range.
3)
License revenue of $92.7 million was near the high end of our Q3 guidance range and was up 16% year over year (up 15% on a constant currency basis). License revenue was strong in Europe and Japan and included growth in the Pacific Rim. This growth was offset by a decline in the Americas.

4)	We delivered support revenue of $173.7 million, above our guidance and up 7% over Q3’13 non-GAAP support revenue (up 5% on a constant currency basis).
5)
Services revenue of $70.2 million (down 3% year over year, down 5% on a constant currency basis) came in below our guidance. We achieved non-GAAP services gross margin of 14.2% for the quarter, down from 18.7% in Q2’14 and 15.1% in Q3‘13.

6)
We had 33 large deals (greater than $1 million in license and services revenue from a single customer recognized in the quarter) that contributed $77.6 million in revenue, a 14% increase year over year.

7)	We generated $106 million in operating cash flow and used $60 million to repurchase shares during the quarter. We ended the quarter with a cash balance of $304 million.

REVENUE TRENDS
Year-over-year changes in revenue on a constant currency (FX) basis in the tables that follow compare actual reported results converted into U.S. dollars based on the corresponding prior year’s foreign currency exchange rates to reported results for the comparable prior year period.

LICENSE: Strength in Europe and Japan offset by weakness in Americas
License sales generate the highest non-GAAP gross margins, which are approximately 96%. License revenue historically has tended to represent 25% to 30% of our total revenue in any given quarter, with Q4 generally being our strongest quarter.

Q3 License revenue was up 16% year over year (up 15% on a constant currency basis), and at the high end of our guidance range of $80 to $95 million. We saw strong year-over-year growth in Europe, which was up 50% (up 43% on a constant currency basis) and Japan, with 49% growth (up 53% on a constant currency basis), offset by a year-over-year decline of 17% in the Americas (down 16% on a constant currency basis). By business area, we saw double digit year-over-year growth in CAD license revenue driven by large deals, new seats, and sales of modules and upgrades associated with our Creo® platform. We also saw high single digit year-over-year growth in Extended PLM license revenue. SLM license revenue declined modestly in the quarter and was flat on a constant currency basis. Our SLM pipeline continues to build and we are optimistic about the growth opportunity going forward.

Looking forward to Q4 we are targeting license revenue of $95 to $110 million; for FY’14, we are targeting total license revenue of $352 to $367 million, up 2% to 7% year over year.

LARGE DEAL ACTIVITY:
Large deals are a significant growth driver and have historically tended to generate 20% to 25% of our total revenue in any given quarter. We define “large deals” as more than $1 million of license and service revenue recognized from a customer during a quarter. License revenue has historically comprised approximately 50% of the total large deal revenue in any quarter and was 59%, 52%, and 47% of total large deal revenue in Q3 ’14, Q2’14, and Q3’13, respectively.

In Q3 we had 33 large deals, 9 of these customers were in the Americas, 15 were in Europe, and 9 were in Asia. These included one mega deal (a transaction resulting in recognized license revenue of over $5 million in the quarter) in the Americas, compared to one mega deal in Q3’13 in Japan. We continue to have a strong pipeline of large deals that we are working on worldwide, though the timing of closing and the size of large deals may be affected by the overall health of the manufacturing economy, among other factors.

SALES CAPACITY TRENDS:
A key part of our long-term growth strategy is to expand the productivity of our quota-carrying sales reps.

SERVICES: Margin improvement and partner ecosystem expansion
Our services business provides significant value to our customers, helping them re-engineer their global product development business processes and implement our solutions, providing them with training on our software, and offering a secure hosting environment to run their enterprise applications with PTC managed services. Services revenue has historically tended to represent 20% to 25% of our total revenues in any given quarter.

Q3 Services revenue was down 3%, down 5% on a constant currency basis and below our guidance of approximately $75 million. On an organic basis (excluding revenue from NetIDEAS, Enigma and ThingWorx), services revenue was down 5%, down 6% on a constant currency basis. Our consulting services revenue was down 3% year over year (down 4% on an organic basis). Our training business, which typically represents about 15% of our total services revenue, was down 8% year over year. On a geographic basis, the decrease in services revenue reflects services revenue decreases in Europe, Japan, and the Pac Rim, partially offset by an increase in the Americas. We saw declines in all three of our solution areas (CAD, Extended PLM, and SLM). We delivered non-GAAP services gross margin of 14.2% in Q3’14, down from Q2’14 non-GAAP services gross margin of 18.7% (our Q2’14 non-GAAP services gross margin was driven by improved consulting margin and the benefit of several discrete items in the quarter). We are targeting non-GAAP services margins of at least 15% for FY’14 through a combination of pricing discipline, cost control, and services partner ecosystem expansion.

As part of our strategy to improve corporate margins and offer a range of service options to customers, we continue to build out our services partner ecosystem. Over the trailing 12-months, bookings for our Service Advantage partner program were flat year over year following strong growth during FY’12 and FY’13. Over time, we anticipate reducing our mix of direct services by shifting more business to our services partners and implementing solutions that fundamentally require less services.

Looking forward to Q4, we are targeting services revenue to be approximately $70 million, down 3% year over year. For FY’14 we are targeting services revenue of approximately $293 million, down 1% year over year.

SUPPORT: Nearly two million active seats

Our support business is an important barometer of customer satisfaction with our solutions. It is also a strong source of recurring revenue for PTC. Support gross margins are approximately 88% on a non-GAAP basis. Support revenue has historically tended to represent approximately 50% of our total revenues in any given quarter, with Q4 usually being at the low end as a percent of total revenue due to historically strong performance of license sales in that quarter.

Q3 non-GAAP support revenue was up 7% year over year, up 5% on a constant currency basis. Support revenue increased in all regions and business areas year over year, both as reported and on a constant currency basis.

Looking forward to Q4, we are targeting non-GAAP support revenue of approximately $175 million, up 5% on a year-over-year basis and 1% on a sequential basis. For FY’14 we are targeting approximately $685 million of non-GAAP support revenue, up 4% on a year-over-year basis.

Active Support Seats

REVENUE BY SOLUTION AREA

We provide additional revenue disclosure that we believe provides valuable insight into how our business is performing within the markets we serve. Along with line of business, geographic and large deal metrics, we report revenue in three solution areas: CAD, SLM, which encompasses our SLM and IoT businesses, and “Extended PLM”, which encompasses our PLM, ALM and SCM businesses. Each of these solution areas serves a market with unique secular and cyclical dynamics, growth rates, and “buyers” within our customer base.

The following tables provide license, services and support revenue for each of our solution areas. Results include combined revenue from direct sales and our channel. The amounts presented below reflect reclassifications of services revenue between segments for the periods Q3’13 through Q2’14. Such reclassifications were less than 2% of each segment’s total revenue for each period.

CAD:

CAD revenue in Q3 was up 10% (9% on a constant currency basis) compared with the year-ago period primarily due to double digit license revenue growth in the Americas, Europe and Japan and growth in support revenue in Europe. CAD channel revenue, which represents approximately 40% of total CAD revenue, was up 8% year over year (up 6% on a constant currency basis). Strength in CAD license revenue was attributable large deals and to double digit growth in sales of new seats, modules and upgrades associated with our Creo® platform.

Extended PLM:

Q3 Extended PLM revenue, (our PLM, ALM and SCM solutions), compared to the prior year period, reflects double digit percentage license revenue growth in Europe, partially offset by a double digit percentage decline in license revenue in the Americas. Support revenue grew in all regions, with double digit percentage growth in Europe, Japan and the Pacific Rim and mid-single digit percentage growth in the Americas.

SLM:

Q3 SLM revenue was up 3% year over year reflecting double digit growth in SLM support revenue, which includes contributions from Enigma (acquired in Q4’13) and ThingWorx (acquired in Q2’14). By region, SLM total revenue grew by double digit percentages in Europe, the Pac Rim and Japan, partially offset by a mid-single digit percentage decline in the Americas. Our SLM pipeline continues to build and we are optimistic about the growth opportunity going forward. In addition, we continue to see bookings growth in our ThingWorx business. We also believe that the acquisition of Axeda, a leading provider of secure connectivity within the Internet of Things (IoT) space, when completed, will further PTC’s leadership position in the smart, connected products arena.”

REVENUE BY REGION

Americas license revenue in Q3 was down 17% year over year. Q3 license revenue in Europe was up 50% year over year (up 43% on a constant currency basis). Q3 license revenue in Japan was up 49% (up 53% on a constant currency basis) compared with last year. Q3 license revenue in the Pacific Rim was up 4% compared with last year.

CURRENCY IMPACT ON RESULTS COMPARED TO THE YEAR AGO PERIOD

We have a global business, with Europe and Asia historically representing approximately 60% of our revenue. We do not forecast currency movements; rather we provide detailed constant currency commentary. Currency can significantly impact our results. For example, in FY’13, currency was a headwind for PTC and negatively impacted non-GAAP revenue by $18 million and favorably impacted GAAP and non-GAAP expenses by $9 million. In FY’12 currency was also a headwind for us and negatively impacted non-GAAP revenue by $25 million while favorably impacting non-GAAP expenses by $19 million.

As a simple rule of thumb, based on current revenue and expense levels, a $0.10 move on the USD / EURO exchange rate will impact annualized revenue by approximately $35 to $40 million and EPS by approximately $0.08 to $0.10. Given recent fluctuation in the YEN / USD exchange rate, we also note that a 10 YEN move versus the USD will impact annualized revenue by approximately $13 to $17 million and expenses by approximately $6 to $8 million.

In Q3’14, currency was a tailwind for PTC and favorably impacted revenue by $4.8 million and unfavorably impacted GAAP expenses by $1.7 million and non-GAAP expenses by $1.4 million. Our actual simple average Q3’14 Fx rate was $1.38 USD / EURO and 102 YEN / USD.

Looking forward, the guidance we are providing assumes exchange rates of approximately 1.35 USD / EURO and 101 YEN / USD.

Q3 FY’14 EXPENSES COMMENTARY AND Q4 & FY’14 OUTLOOK

Q3 non-GAAP results exclude $12.5 million of stock-based compensation expense, $12.4 million of acquisition-related intangible asset amortization, and $1.5 million of acquisition-related and pension plan termination costs. The Q3 non-GAAP and GAAP results include a tax rate of 19% and 27%, respectively, and 119.9 million diluted shares outstanding.

Q4’14 non-GAAP guidance excludes the following estimated expenses and their income tax effects, as well as any additional discrete tax items or restructuring costs
●	Approximately $14 million of expense related to stock-based compensation
●	Approximately $12 million of acquisition-related intangible asset amortization expense
●	Approximately $2 million of acquisition-related and pension plan termination costs

FY’14 non-GAAP guidance excludes the following full-year estimated expenses and their income tax effects, as well as any additional discrete tax items or restructuring costs
●	Approximately $52 million of expense related to stock-based compensation
●	Approximately $50 million of acquisition-related intangible asset amortization expense
●	Approximately $2 million of restructuring charges
●	Approximately $9 million of acquisition-related and pension plan termination costs

Our Q4’14 and FY’14 guidance does not include the pending acquisition of Axeda or acquisition accounting for the Atego transaction.

NON-GAAP GROSS MARGINS

Our Q3’14 non-GAAP gross margin percentage increased year over year primarily due to higher license margin, partially offset by lower services margins. Q3’14 GAAP gross margin was $246 million, or 72.9%, compared to $224 million, or 71.1%, in Q3‘13.

NON-GAAP OPERATING MARGINS

Our Q3’14 non-GAAP operating expenses were $171 million ($191 million on a GAAP basis), compared to $161 million in Q3’13 ($181 million on a GAAP basis). The higher year over year spending reflects workforce additions in our ThingWorx business, which we view as an important future growth opportunity for PTC, as well as expenditures for annual merit increases. This was partially offset by cost reduction actions taken during FY’13 and continued discipline on operating expenses.

From an operating performance perspective, we achieved 24.2% non-GAAP operating margin (23.5% on a constant currency basis) in Q3’14, compared to 22.2% in Q3’13. GAAP operating margin was 16.2% (15.5% on a constant currency basis) for Q3’14 compared to 13.7% in Q3’13.

Looking forward, we are targeting Q4‘14 non-GAAP gross margin of approximately 76% (GAAP gross margin of approximately 74%) and non-GAAP operating margin of approximately 27% to 28% (GAAP operating margin of approximately 19%). For FY‘14, we are targeting non-GAAP gross margin of approximately 74% (GAAP gross margin of approximately 72%) and non-GAAP operating margin of approximately 25% (GAAP operating margin of approximately 17%).

Over the longer term we intend to increase our non-GAAP operating margin to the 28% to 30% range primarily through increased efficiencies in our global sales and marketing organizations and improved non-GAAP gross margin (74% to 76% range) due to improved non-GAAP services margin and a more favorable revenue mix.

TAX RATE
Our Q3 non-GAAP and GAAP tax rate was 19% and 27%, respectively.

Looking forward, we expect our Q4 non-GAAP tax rate will be 22% and FY’14 non-GAAP tax rate will be 23% given our current estimates for geographic mix of profits. We expect our non-GAAP tax rate to be approximately 22% in FY’15 and beyond. Our guidance assumes a Q4 GAAP tax rate of 25% and FY’14 GAAP tax rate of 23%.

STOCK-BASED COMPENSATION
For Q3’14, expenses related to stock-based compensation were 3.7% of non-GAAP revenue compared to 3.5% of non-GAAP revenue in Q3’13, in keeping with our longer-term objective for stock-based compensation as a percentage of revenue.

SHARE COUNT / SHARE REPURCHASE
We had 119.9 million fully diluted weighted average shares outstanding for Q3. We repurchased $60 million worth of shares during the quarter.

Looking forward, we expect to have approximately 119 million fully diluted shares outstanding for Q4’14 and 120 million for the full fiscal year, assuming no additional share repurchases in the fourth quarter. Through the third quarter of 2014, we had repurchased all of the $100 million authorized by our Board of Directors for share repurchases for FY’14. Our long-term philosophy is to repurchase shares to offset dilution.

BALANCE SHEET: Solid cash position

CASH / CASH FLOW FROM OPERATIONS
As of the end of Q3’14 our cash balance was $304 million, up from $270 million at the end of Q2’14. We generated $106 million in operating cash flow, used $6 million for capital expenditures, used $60 million to repurchase shares during the quarter, and used $3 million to repay a portion of the amounts outstanding under our credit facility.

DSO
We continue to have strong DSOs of 62 days in Q3’14 compared to 61 days in Q2’14 and 58 days in Q3’13.

OUTSTANDING DEBT
Our credit facility consists of a $750 million revolving line and a $250 million term loan. We expect to use our credit facility for general corporate purposes, including acquisitions of businesses and working capital requirements. We currently have borrowings outstanding under the credit facility of $315 million, reflecting payments of $3 million during the quarter.

MISCELLANEOUS COMMENTS

HEADCOUNT
Total headcount was 6,126 at the end of Q3’14, compared to 6,043 at the end of Q2’14 and 5,987 at the end of Q3’13.

M&A
We view M&A primarily as a strategic vehicle to further enhance our product portfolio and growth opportunity. We intend to remain opportunistic as it relates to M&A. Over the last three years, we have undertaken small, strategic technology tuck-ins (e.g. the acquisitions of Enigma and NetIDEAS in Q4’13), as well as larger transactions, including MKS in Q3’11, Servigistics in Q1’13 and ThingWorx in Q2’14. On June 30, 2014 we acquired Atego, a developer of model-based systems and software engineering applications. At the time of the acquisition, Atego had approximately 110 employees, who are located primarily in Europe. The purchase price of Atego was $50 million. We expect Atego to contribute approximately $5 million in revenue during fiscal Q4’14. On July 23, 2014 we announced the signing of an agreement to acquire Axeda, a leading provider of connectivity solutions in the Internet of Things space, for $170 million. We expect to close the deal in Q4’14.

We continue to evaluate strategic acquisition opportunities of varying size as they arise. Our forecasted financial, cash and debt positions for FY’14 described above are exclusive of the effects of any acquisitions that we may complete.

Important Information About Non-GAAP References

PTC provides non-GAAP supplemental information to its financial results. Non-GAAP revenue, operating expenses, margin and EPS exclude the effect of purchase accounting on the fair value of acquired deferred revenue of Servigistics, Inc. and MKS, Inc., stock-based compensation expense, amortization of acquired intangible assets, restructuring charges, acquisition-related expenses, costs associated with terminating a U.S. pension plan, certain identified non-operating gains and losses, and the related tax effects of the preceding items and discrete tax items. We use these non-GAAP measures, and we believe that they assist our investors, to make period-to-period comparisons of our operational performance because they provide a view of our operating results without items that are not, in our view, indicative of our core operating results. We believe that these non-GAAP measures help illustrate underlying trends in our business, and we use the measures to establish budgets and operational goals, communicated internally and externally, for managing our business and evaluating our performance. We believe that providing non-GAAP measures affords investors a view of our operating results that may be more easily compared to the results of peer companies. In addition, compensation of our executives is based in part on the performance of our business based on these non-GAAP measures. However, non-GAAP information should not be construed as an alternative to GAAP information as the items excluded from the non-GAAP measures often have a material impact on PTC’s financial results. Management uses, and investors should consider, non-GAAP measures in conjunction with our GAAP results. PTC also provides results on a constant currency basis to provide a year-over-year view of our results excluding the effect of currency translation. Our constant currency disclosures are calculated by multiplying the actual results for the third quarter of 2014 by the exchange rates in effect for the comparable period in 2013.

Forward-Looking Statements
Statements in these prepared remarks that are not historic facts, including statements about our fourth quarter and full fiscal 2014 and other future financial and growth expectations, anticipated tax rates, expected market growth rates and the long-term prospects for PTC, are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected. These risks include the possibility that the macroeconomic and/or manufacturing climates may not improve or may deteriorate, the possibility that customers may not purchase our solutions when or at the rates we expect, the possibility that our pipeline of opportunities may not convert or generate the revenue we expect, the possibility that we will be unable to achieve planned services margins and operating margin improvements, the possibility that foreign currency exchange rates may vary from our expectations and thereby affect our reported revenue and expense, the possibility that we may not achieve the license, services or support revenue that we expect, which could result in a different mix of revenue between license, service and support and could impact our EPS results, the possibility that our restructurings and cost containment measures may not generate the operating margin improvements we expect and could adversely affect our revenue, the possibility that we may be unable to achieve our profitability targets with lower license revenue or without additional restructuring or cost containment measures, the possibility that our businesses, including the SLM business and the ThingWorx/Internet of Things/Smart, Connected Products business, may not expand and/or generate the revenue we expect, the possibility that we may not complete the acquisition of Axeda Corporation when or as we expect, the possibility that sales personnel productivity may not increase as we expect and generate the additional sales pipeline and revenue that we expect, the possibility that we may be unable to expand our services partner ecosystem or improve services margins as we expect, the possibility that we may be unable to attain or maintain a technology leadership position or that any such leadership position may not generate the revenue we expect, the possibility that the markets in which we participate may not grow at the rates we expect or that we may not be able to grow at rates exceeding the market growth rates, and the possibility that remedial actions relating to our previously announced investigation in China could adversely affect our revenue and that fines and penalties may be assessed against PTC in connection with the China matter. In addition, our assumptions concerning our future GAAP and non-GAAP effective income tax rates are based on estimates and other factors that could change, including the geographic mix of our revenue, expenses and profits and loans and cash repatriations from foreign subsidiaries. Other risks and uncertainties that could cause actual results to differ materially from those projected are detailed from time to time in reports we file with the Securities and Exchange Commission, including our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q.

PTC Inc.
NON-GAAP FINANCIAL MEASURES AND RECONCILIATIONS (UNAUDITED)
(in thousands)
GAAP MARGINS

	FY '11		Q1 '12		Q2 '12		Q3 '12		Q4 '12		FY '12
Revenue	$1,166,949		$318,276		$301,125		$310,983		$325,295		$1,255,679
Cost of license revenue	28,792		7,659		7,824		7,634		7,478		30,595
Cost of service revenue	260,650		71,450		66,366		65,689		61,977		265,482
Cost of support revenue	67,326		19,110		19,026		19,531		18,384		76,051
Gross Margin	$810,181	69.4%	$220,057	69.1%	$207,909	69.0%	$218,129	70.1%	$237,456	73.0%	$883,551	70.4%

Sales & marketing	$353,051	30.3%	$97,778	30.7%	$90,962	30.2%	$94,706	30.5%	$94,350	29.0%	$377,796	30.1%
Research & development	211,406	18.1%	54,993	17.3%	54,576	18.1%	53,260	17.1%	52,131	16.0%	214,960	17.1%
General & administrative	110,291	9.5%	29,572	9.3%	29,534	9.8%	29,851	9.6%	28,511	8.8%	117,468	9.4%
Amortization of acquired intangible assets	18,319	1.6%	5,209	1.6%	5,132	1.7%	5,103	1.6%	4,859	1.5%	20,303	1.6%
Restructuring charge	-	0.0%	-	0.0%	20,802	6.9%	4,126	1.3%	-	0.0%	24,928	2.0%
Operating Expenses	$693,067	59.4%	$187,552	58.9%	$201,006	66.8%	$187,046	60.1%	$179,851	55.3%	$755,455	60.2%

GAAP Operating Margin	$117,114	10.0%	$32,505	10.2%	$6,903	2.3%	$31,083	10.0%	$57,605	17.7%	$128,096	10.2%

ADJUSTMENTS TO DERIVE NON-GAAP MEASURES

	FY '11		Q1 '12		Q2 '12		Q3 '12		Q4 '12		FY '12
Revenue:
Fair value of deferred revenue	$2,606	0.2%	$1,522	0.5%	$736	0.2%	$227	0.1%	$-	0.0%	$2,485	0.2%
Cost of license revenue:
Acquired intangible amortization	15,393	1.3%	4,103	1.3%	3,931	1.3%	3,933	1.3%	3,852	1.2%	15,819	1.3%
Stock-based compensation	15	0.0%	5	0.0%	7	0.0%	4	0.0%	6	0.0%	22	0.0%
Cost of service revenue:
Acquired intangible amortization	-	0.0%	-	0.0%	-	0.0%	-	0.0%	-	0.0%	-	0.0%
Stock-based compensation	5,011	0.4%	1,563	0.5%	1,358	0.5%	1,314	0.4%	1,447	0.4%	5,682	0.5%
Cost of support revenue:
Stock-based compensation	2,721	0.2%	950	0.3%	813	0.3%	736	0.2%	735	0.2%	3,234	0.3%
Sales & marketing:
Stock-based compensation	11,428	1.0%	3,728	1.2%	3,306	1.1%	3,334	1.1%	3,441	1.1%	13,809	1.1%
Research & development:
Stock-based compensation	8,547	0.7%	2,549	0.8%	2,240	0.7%	1,886	0.6%	2,086	0.6%	8,761	0.7%
General & administrative:
Stock-based compensation	17,680	1.5%	4,587	1.4%	4,968	1.6%	6,057	1.9%	4,185	1.3%	19,797	1.6%
Acquisition-related costs	7,761	0.7%	2,068	0.6%	444	0.1%	-	0.0%	1,321	0.4%	3,833	0.3%
Amortization of acquired intangible assets	18,319	1.6%	5,209	1.6%	5,132	1.7%	5,103	1.6%	4,859	1.5%	20,303	1.6%
Restructuring charge	-	0.0%	-	0.0%	20,802	6.9%	4,126	1.3%	-	0.0%	24,928	2.0%
Non-GAAP adjustments	$89,481	7.7%	$26,284	8.3%	$43,737	14.5%	$26,720	8.6%	$21,932	6.7%	$118,673	9.5%

NON-GAAP MARGINS
	FY '11		Q1 '12		Q2 '12		Q3 '12		Q4 '12		FY '12
Revenue	$1,169,555		$319,798		$301,861		$311,210		$325,295		$1,258,164
Cost of license revenue	13,384		3,551		3,886		3,697		3,620		14,754
Cost of service revenue	255,639		69,887		65,008		64,375		60,530		259,800
Cost of support revenue	64,605		18,160		18,213		18,795		17,649		72,817
Gross Margin	$835,927	71.5%	$228,200	71.4%	$214,754	71.1%	$224,343	72.1%	$243,496	74.9%	$910,793	72.4%

Sales & marketing	$341,623	29.2%	$94,050	29.4%	$87,656	29.0%	$91,372	29.4%	$90,909	27.9%	$363,987	28.9%
Research & development	202,859	17.3%	52,444	16.4%	52,336	17.3%	51,374	16.5%	50,045	15.4%	206,199	16.4%
General & administrative	84,850	7.3%	22,917	7.2%	24,122	8.0%	23,794	7.6%	23,005	7.1%	93,838	7.5%
Amortization of acquired intangible assets	-	0.0%	-	0.0%	-	0.0%	-	0.0%	-	0.0%	-	0.0%
Restructuring charge	-	0.0%	-	0.0%	-	0.0%	-	0.0%	-	0.0%	-	0.0%
Operating Expenses	$629,332	53.8%	$169,411	53.0%	$164,114	54.4%	$166,540	53.5%	$163,959	50.4%	$664,024	52.8%

Non-GAAP Operating Margin	$206,595	17.7%	$58,789	18.4%	$50,640	16.8%	$57,803	18.6%	$79,537	24.5%	$246,769	19.6%

PTC Inc.
NON-GAAP FINANCIAL MEASURES AND RECONCILIATIONS (UNAUDITED)
(in thousands)
GAAP MARGINS

	Q1 '13		Q2 '13		Q3 '13		Q4 '13		FY '13		Q1 '14		Q2 '14		Q3 '14
Revenue	$319,751		$313,949		$314,996		$344,845		$1,293,541		$324,925		$328,700		$336,634
Cost of license revenue	8,012		8,291		8,431		8,270		33,004		7,545		7,972		7,831
Cost of service revenue	68,592		64,550		62,941		62,871		258,954		65,495		64,261		61,910
Cost of support revenue	20,468		20,429		19,796		20,388		81,081		19,916		21,564		21,335
Gross Margin	$222,679	69.6%	$220,679	70.3%	$223,828	71.1%	$253,316	73.5%	$920,502	71.2%	$231,969	71.4%	$234,903	71.5%	$245,558	72.9%

Sales & marketing	$93,549	29.3%	$88,059	28.0%	$88,298	28.0%	$90,734	26.3%	$360,640	27.9%	$84,238	25.9%	$85,934	26.1%	$91,440	27.2%
Research & development	57,429	18.0%	55,528	17.7%	53,834	17.1%	55,127	16.0%	221,918	17.2%	53,073	16.3%	55,631	16.9%	57,405	17.1%
General & administrative	35,817	11.2%	33,398	10.6%	28,812	9.1%	33,910	9.8%	131,937	10.2%	30,931	9.5%	34,140	10.4%	33,817	10.0%
Amortization of acquired intangible assets	6,623	2.1%	6,640	2.1%	6,532	2.1%	6,691	1.9%	26,486	2.0%	7,789	2.4%	7,985	2.4%	7,998	2.4%
Restructuring charge	15,402	4.8%	15,810	5.0%	3,137	1.0%	17,848	5.2%	52,197	4.0%	1,067	0.3%	-	0.0%	514	0.2%
Operating Expenses	$208,820	65.3%	$199,435	63.5%	$180,613	57.3%	$204,310	59.2%	$793,178	61.3%	$177,098	54.5%	$183,690	55.9%	$191,174	56.8%

GAAP Operating Margin	$13,859	4.3%	$21,244	6.8%	$43,215	13.7%	$49,006	14.2%	$127,324	9.8%	$54,871	16.9%	$51,213	15.6%	$54,384	16.2%

ADJUSTMENTS TO DERIVE NON-GAAP MEASURES

	Q1 '13		Q2 '13		Q3 '13		Q4 '13		FY '13		Q1 '14		Q2 '14		Q3 '14
Revenue:
Fair value of deferred revenue	$1,554	0.5%	$660	0.2%	$534	0.2%	$287	0.1%	$3,035	0.2%	$-	0.0%	$-	0.0%	$-	0.0%
Cost of license revenue:
Acquired intangible amortization	4,639	1.5%	4,628	1.5%	4,598	1.5%	4,695	1.4%	18,560	1.4%	4,405	1.4%	4,316	1.3%	4,323	1.3%
Stock-based compensation	5	0.0%	8	0.0%	4	0.0%	4	0.0%	21	0.0%	4	0.0%	5	0.0%	4	0.0%
Cost of service revenue:
Acquired intangible amortization	-	0.0%	-	0.0%	-	0.0%	26	0.0%	26	0.0%	92	0.0%	91	0.0%	92	0.0%
Stock-based compensation	1,612	0.5%	1,420	0.5%	1,372	0.4%	1,730	0.5%	6,134	0.5%	1,598	0.5%	1,426	0.4%	1,608	0.5%
Cost of support revenue:
Stock-based compensation	826	0.3%	835	0.3%	722	0.2%	941	0.3%	3,324	0.3%	924	0.3%	889	0.3%	898	0.3%
Sales & marketing:
Stock-based compensation	2,458	0.8%	2,835	0.9%	2,693	0.9%	3,340	1.0%	11,326	0.9%	2,499	0.8%	3,019	0.9%	3,065	0.9%
Research & development:
Stock-based compensation	2,512	0.8%	1,824	0.6%	2,139	0.7%	2,115	0.6%	8,590	0.7%	2,689	0.8%	2,147	0.7%	2,231	0.7%
General & administrative:
Stock-based compensation	4,480	1.4%	4,888	1.6%	4,247	1.3%	5,777	1.7%	19,392	1.5%	5,050	1.6%	5,080	1.5%	4,726	1.4%
Acquisition-related costs	4,599	1.4%	2,110	0.7%	900	0.3%	2,246	0.7%	9,855	0.8%	1,305	0.4%	3,935	1.2%	1,528	0.5%
Amortization of acquired intangible assets	6,623	2.1%	6,640	2.1%	6,532	2.1%	6,691	1.9%	26,486	2.0%	7,789	2.4%	7,985	2.4%	7,998	2.4%
Restructuring charge	15,402	4.8%	15,810	5.0%	3,137	1.0%	17,848	5.2%	52,197	4.0%	1,067	0.3%	-	0.0%	514	0.2%
Non-GAAP adjustments	$44,710	14.0%	$41,658	13.3%	$26,878	8.5%	$45,700	13.3%	$158,946	12.3%	$27,422	8.4%	$28,893	8.8%	$26,987	8.0%

NON-GAAP MARGINS
	Q1 '13		Q2 '13		Q3 '13		Q4 '13		FY '13		Q1 '14		Q2 '14		Q3 '14
Revenue	$321,305		$314,609		$315,530		$345,132		$1,296,576		$324,925		$328,700		$336,634
Cost of license revenue	3,368		3,655		3,829		3,571		14,423		3,136		3,651		3,504
Cost of service revenue	66,980		63,130		61,569		61,115		252,794		63,805		62,744		60,210
Cost of support revenue	19,642		19,594		19,074		19,447		77,757		18,992		20,675		20,437
Gross Margin	$231,315	72.0%	$228,230	72.5%	$231,058	73.2%	$260,999	75.6%	$951,602	73.4%	$238,992	73.6%	$241,630	73.5%	$252,483	75.0%

Sales & marketing	$91,091	28.4%	$85,224	27.1%	$85,605	27.1%	$87,394	25.3%	$349,314	26.9%	$81,739	25.2%	$82,915	25.2%	$88,375	26.3%
Research & development	54,917	17.1%	53,704	17.1%	51,695	16.4%	53,012	15.4%	213,328	16.5%	50,384	15.5%	53,484	16.3%	55,174	16.4%
General & administrative	26,738	8.3%	26,400	8.4%	23,665	7.5%	25,887	7.5%	102,690	7.9%	24,576	7.6%	25,125	7.6%	27,563	8.2%
Amortization of acquired intangible assets	-	0.0%	-	0.0%	-	0.0%	-	0.0%	-	0.0%	-	0.0%	-	0.0%	-	0.0%
Restructuring charge	-	0.0%	-	0.0%	-	0.0%	-	0.0%	-	0.0%	-	0.0%	-	0.0%	-	0.0%
Operating Expenses	$172,746	53.8%	$165,328	52.6%	$160,965	51.0%	$166,293	48.2%	$665,332	51.3%	$156,699	48.2%	$161,524	49.1%	$171,112	50.8%

Non-GAAP Operating Margin	$58,569	18.2%	$62,902	20.0%	$70,093	22.2%	$94,706	27.4%	$286,270	22.1%	$82,293	25.3%	$80,106	24.4%	$81,371	24.2%

PTC Inc.
NON-GAAP FINANCIAL MEASURES AND RECONCILIATIONS (UNAUDITED)
(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	June 28,	June, 29	June 28,	June, 29
	2014	2013	2014	2013

GAAP revenue	$336,634	$314,996	$990,259	$948,696
Fair value of acquired company's
deferred support revenue	-	534	-	2,748
Non-GAAP revenue	$336,634	$315,530	$990,259	$951,444

GAAP gross margin	$245,558	$223,828	$712,430	$667,186
Fair value of acquired company's
deferred support revenue	-	534	-	2,748
Stock-based compensation	2,510	2,098	7,356	6,804
Amortization of acquired intangible assets
included in cost of license revenue	4,323	4,598	13,044	13,865
Amortization of acquired intangible assets
included in cost of service revenue	92	-	275	-
Non-GAAP gross margin	$252,483	$231,058	$733,105	$690,603

GAAP operating income	$54,384	$43,215	$160,468	$78,318
Fair value of acquired company's
deferred support revenue	-	534	-	2,748
Stock-based compensation	12,532	11,177	37,862	34,880
Amortization of acquired intangible assets
included in cost of license revenue	4,323	4,598	13,044	13,865
Amortization of acquired intangible assets
included in cost of service revenue	92	-	275	-
Amortization of acquired intangible assets	7,998	6,532	23,772	19,795
Charges included in general and administrative expenses (2)	1,528	900	6,768	7,609
Restructuring charges	514	3,137	1,581	34,349
Non-GAAP operating income (1)	$81,371	$70,093	$243,770	$191,564

GAAP net income	$38,026	$34,455	$121,439	$87,303
Fair value of acquired company's
deferred support revenue	-	534	-	2,748
Stock-based compensation	12,532	11,177	37,862	34,880
Amortization of acquired intangible assets
included in cost of license revenue	4,323	4,598	13,044	13,865
Amortization of acquired intangible assets
included in cost of service revenue	92	-	275	-
Amortization of acquired intangible assets	7,998	6,532	23,772	19,795
Charges included in general and administrative expenses (2)	1,528	900	6,768	7,609
Restructuring charges	514	3,137	1,581	34,349
Non-operating one-time gain (3)	-	(5,123)	-	(5,123)
Income tax adjustments (4)	(1,275)	(2,303)	(23,088)	(47,844)
Non-GAAP net income	$63,738	$53,907	$181,653	$147,582

GAAP diluted earnings per share	$0.32	$0.29	$1.01	$0.72
Fair value of acquired deferred support revenue	-	-	-	0.02
Stock-based compensation	0.10	0.09	0.31	0.29
Amortization of acquired intangibles	0.10	0.09	0.31	0.28
Charges included in general and administrative expenses (2)	0.01	0.01	0.06	0.06
Restructuring charges	-	0.03	0.01	0.28
Non-operating one-time gain (3)	-	(0.04)	-	(0.04)
Income tax adjustments (4)	(0.01)	(0.02)	(0.19)	(0.39)
Non-GAAP diluted earnings per share	$0.53	$0.45	$1.51	$1.22

(1)	Operating margin impact of non-GAAP adjustments:
	Three Months Ended		Nine Months Ended
	June 28,	June, 29	June 28,	June, 29
	2014	2013	2014	2013
GAAP operating margin	16.2%	13.7%	16.2%	8.3%
Fair value of acquired deferred support revenue	0.0%	0.2%	0.0%	0.3%
Stock-based compensation	3.7%	3.5%	3.8%	3.7%
Amortization of acquired intangibles	3.7%	3.5%	3.7%	3.5%
Charges included in general and administrative expenses (2)	0.5%	0.3%	0.7%	0.8%
Restructuring charges	0.2%	1.0%	0.2%	3.6%
Non-GAAP operating margin	24.2%	22.2%	24.6%	20.1%

(2)	Represents acquisition-related charges and costs related to terminating a U.S. pension plan of $0.2 million in Q3'14 and $0.1 million in Q2'14.
(3)	The third quarter of 2013 includes a legal settlement gain of $5.1 million, which is excluded from non-GAAP net income.
(4)
Income tax adjustments for the three and nine months ended June 28, 2014 and June 29, 2013 reflect the tax effects of non-GAAP adjustments which are calculated by applying the applicable tax rate by jurisdiction to the non-GAAP adjustments listed above, and also include any identified tax items. In Q4'12, a valuation allowance was established against our U.S. net deferred tax assets. As the U.S. is profitable on a non-GAAP basis, the 2014 and 2013 non-GAAP tax provision is being calculated assuming there is no U.S. valuation allowance. The following identified tax items have been excluded from the non-GAAP tax results. Q2'14 includes a non-cash tax benefit of $8.9 million related to the release of a portion of the valuation allowance as a result of deferred tax liabilities established for the acquisition of ThingWorx. Q2'13 includes tax benefits of $3.2 million relating to final resolution of long-standing tax litigation and completion of an international jurisdiction tax audit. Q1'13 includes a non-cash tax benefit of $32.6 million related to the release of a portion of the valuation allowance as a result of deferred tax liabilities established for the acquisition of Servigistics.